EXHIBIT 7(c)(i)


          MERGER AGREEMENT AND PLAN OF REORGANIZATION


     THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION is dated as of the 29th day of May, 1996 by, and among (i) ROBOTIC VISION SYSTEMS, INC., a Delaware corporation ("Parent"), (ii) NER ACQUISITION CORP., a Delaware corporation ("Acquirer"), (iii) NORTHEAST ROBOTICS, INC., a New Hampshire corporation ("Target"), (iv) Timothy P. White and Peter White (collectively, the "Principal Stockholders") and (v) the other stockholders of Target listed on the signature pages hereto (the "Other Stockholders", and together with the Principal Stockholders, the "Stockholders").

     WHEREAS, Target has an authorized capital of 100,000 shares of common stock, par value $.50 per share ("Target Common
Stock"), of which 1,067 shares are issued and outstanding as of the date hereof, all of which are held by the Stockholders;

     WHEREAS, Acquirer has an authorized capital of 3,000 shares of common stock, par value $0.01 per share ("Acquirer Common
Stock"), of which 1,000 shares are issued and outstanding and held by Parent;

     WHEREAS, Parent has an authorized capital of 30,000,000 shares of common stock, par value $.01 per share ("Parent Common
Stock"), of which 16,530,872 shares are issued and outstanding as of May 28, 1996;

     WHEREAS, the Boards of Directors of each of Parent, Acquirer, and Target believe that the merger of Acquirer into Target (the "Merger") would be advantageous and beneficial to their respective corporations and stockholders; and

     WHEREAS, this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree that Acquirer shall be merged into Target, upon the terms and subject to the conditions set forth in this Agreement.

     1.   THE MERGER.

     1.1 Closing and Effective Time of Merger. Subject to the provisions of Sections 6 and 7, a closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Bingham, Dana & Gould, 150 Federal Street, Boston, Massachusetts 02110, on or before May 29, 1996, or on such other date prior to the termination of this Agreement referred to in Section 12 as may be agreed to by the parties (the "Closing Date").



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 On the Closing Date, Target, Acquirer, and Parent shall cause to be definitively executed and delivered to one another the Agreements of Merger substantially in the forms attached hereto as Exhibit A (the "Agreements of Merger") and Parent shall cause such documents to be filed with the Secretary of State of each of Delaware and New Hampshire, respectively, in order to cause the Merger to become effective under the laws of the State of Delaware and the State of New
Hampshire. The Merger shall become effective on the date and at the time of the filing of the Agreements of Merger with the Secretary of State of each of Delaware and New Hampshire (the
"Effective Time").  References herein to the "Surviving
Corporation" shall mean Target on and after the Effective Time.

     1.2  Terms and Conditions of Merger.  At the Effective
Time, pursuant to this Agreement and the Agreements of Merger:

     (a) Acquirer shall be merged with and into Target and the separate existence of Acquirer shall cease;

     (b) Target shall continue as the Surviving Corporation organized under the laws of the State of New Hampshire, the authorized capital stock of which shall be 3,000 shares of common stock, par value $0.01 per share;

     (c)  the Articles of Incorporation of the Surviving
Corporation shall be the Articles of Incorporation of Target in effect immediately prior to the Effective Time as amended as described in the Agreements of Merger;

     (d) each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares held as treasury stock by Target) shall be automatically converted (subject to statutory dissenters' rights of appraisal) into the right to receive that number of shares of Parent Common Stock as provided in Section 2.1, subject to adjustment as specified in Section 2.2, with each certificate representing such shares of Target Common Stock thereupon representing the right to receive such shares of Parent Common Stock (subject to statutory dissenters' rights of appraisal);

     (e) each issued and outstanding share of the capital stock of Acquirer shall be converted into and represent the right to receive one share of common stock, $.01 par value per share, of the Surviving Corporation, whereupon Parent shall own all of the issued and outstanding capital stock of the Surviving Corporation;

     (f) the By-Laws of the Surviving Corporation shall be the By-Laws of Target in effect immediately prior to the Effective
Time until amended in accordance with applicable law or such By-Laws;

     (g) all of the estate, properties, rights, privileges, powers and franchises of Target and Acquirer and all of their property, real, personal and mixed, and all debts due on whatever account to either of Target or Acquirer shall vest in the Surviving Corporation, without further act or deed;



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     (h)  the Surviving Corporation shall be responsible for all of the liabilities and obligations of each of Target and Acquirer and the liabilities of Target and Acquirer shall not be affected nor shall the rights of creditors thereof or of any persons dealing with Target or Acquirer be impaired; and

     (i)  the directors and officers of the Surviving
Corporation shall be those specified in the Agreements of Merger.

     2.   CONVERSION OF SHARES, PAYMENTS, ETC.

     2.1 Conversion of Shares. As provided in Section 1.2(d), at the Effective Time, each issued and outstanding share of Target Common Stock shall be automatically converted into the right to acquire shares of Parent Common Stock in accordance with the following provisions of this Section 2.1, subject to adjustment as specified in Section 2.2:

     (a) Conversion; Exchange Rate. Subject to adjustment as specified in Section 2.2 hereof, each share of Target Common Stock which is issued and outstanding at the Effective Time (other than any such shares held as treasury stock by Target), shall be converted (subject to statutory dissenters' rights of appraisal) into such number of shares of Parent Common Stock as equals 150,000 divided by the total number of shares of Target Common Stock issued and outstanding at the Effective Time (and without regard to the exercise by any holder of Target Common Stock of statutory dissenters' rights) (the "Exchange Rate"), it being hereby expressly acknowledged and agreed that irrespective of the number of shares of capital stock of Target issued and outstanding at the Effective Time and the number of any outstanding options, warrants or other rights to purchase shares of the capital stock of Target at the Effective Time and of the number of any outstanding securities exchangeable for or convertible into shares of the capital stock of Target at the Effective Time, Parent shall be obligated to issue no more than an aggregate of 150,000 shares of Parent Common Stock (such number of shares being subject to adjustment as specified in
Section 2.2 and reduction to account for the exercise by any holder of Target Common Stock of statutory dissenters' rights of appraisal), in connection with the Merger of Acquirer and Target.

     (b) Procedures. At the Closing, each of the Stockholders shall surrender to the Parent all certificates representing shares of Target Common Stock held by such Stockholder, duly endorsed for transfer, and such certificates will be forthwith canceled. At the Closing, the Parent will deliver, in exchange therefor, a certificate representing the number of shares of Parent Common Stock determined by multiplying the number of shares of Target Common Stock held by each such Stockholder at the Effective Time by the Exchange Rate. The aggregate amount of such shares of Parent Common Stock exchanged pursuant to this
Section 2.1(b), shall hereinafter be referred to as the "Exchanged Shares." All certificates representing the Exchanged Shares shall bear the legend referred to in Section 3.33.

     (c) Fractional Shares. No fractional shares of, and no scrip or fractional share certificates for, Parent Common Stock will be issued or delivered pursuant to this Agreement, and no right to vote or receive any dividend or other distribution or any other right of a stockholder shall attach to any fractional interest in Parent Common Stock to which any Stockholder would otherwise be entitled. In lieu thereof, there shall be paid to each Stockholder who would otherwise have been entitled to a fractional share of Parent Common Stock pursuant to Section 2.1(b), a cash payment in respect of such fractional interest determined by valuing Parent Common Stock at its unweighted average reported closing price on the NASDAQ National Market System for the 20 trading days ending five trading days before the Effective Time.

     (d) Rights After Effective Time and Until Surrender, etc. No Stockholder shall be entitled to exercise any rights with respect to Target after the Effective Time (except prosecution of statutory dissenters' rights of appraisal). No dividend or other distribution payable after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered certificate representing Target Common Stock until the holder thereof surrenders such certificate to the Parent as described in Section 2.1(b), at which time such holder shall receive all dividends and distributions, without interest thereon, previously payable but withheld from such holder pursuant hereto.

     (e) Exercise or Exchange of Options. On or before the Effective Time, all outstanding stock options, warrants and other rights to purchase Target Common Stock shall be exercised or exchanged for shares of Target Common Stock. For all purposes of this Agreement, the shares of Target Common Stock issued upon exercise or in exchange for such outstanding stock options, warrants and other rights or upon conversion of such other securities exchangeable for or convertible into Target Common Stock shall be deemed to be shares of Target Common Stock for purposes of this Agreement and the recipients thereof shall be deemed to be Stockholders and such shares shall be included in the computation of the Exchange Rate pursuant to Section 2.1(a) hereof.

             2.2 Purchase Price Adjustment. In the event that the average of the reported closing prices of Parent Common Stock on the NASDAQ National Market System during the twenty (20) trading days ending five (5) trading days before May 24, 1996 (the
"Closing Price") shall be more than $16.67 per share, then the Exchange Rate shall be adjusted to equal the amount obtained by dividing (a) $2,500,500 divided by the Closing Price by (b) the total number of shares of Target Common Stock issued and outstanding at the Effective Time. In the event that the Closing Price shall be less than $13.99 per share, then the Exchange Rate shall be adjusted to equal the amount obtained by dividing (a) $2,098,500 divided by the Closing Price by (b) the total number of shares of Target Common Stock issued and outstanding at the Effective Time.

             3. REPRESENTATIONS AND WARRANTIES OF TARGET AND THE PRINCIPAL STOCKHOLDERS. Each of Target and each Principal
Stockholder, jointly and severally, represents and warrants to the Parent and the Acquirer as follows:

             3.1 Organization of Target; Authority. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire. Target is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary. Target has delivered to the Parent complete and correct copies of Target's Articles of Incorporation and By-Laws and all amendments thereto. Target has all requisite power and authority to own or lease and operate its properties and to carry on its business as such business is now conducted.

             3.2 Approvals; Binding Effect. (a) Target has all requisite power and full legal right to enter into this Agreement and to perform all of its agreements and obligations hereunder, in accordance with its terms. This Agreement has been duly authorized by Target's Board of Directors and stockholders, has been duly executed and delivered by Target and constitutes the legal, valid and binding obligation of Target enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

             (b) Except as set forth on Schedule 3.2(b), the execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby will not (a) violate or conflict with any provision of the Articles of Incorporation or By-Laws of Target, each as amended to date; or
(b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any encumbrance upon any property of Target pursuant to (i) any agreement or instrument to which Target is a party or by which any of its properties is bound, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority.



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             3.3  Due Authorization, Etc.  (a) This Agreement has been
duly executed and delivered by each of the Stockholders and constitutes the legal, valid and binding obligation of each of the Stockholders enforceable against each of the Stockholders in accordance with its terms.

             (b) The execution, delivery and performance of this Agreement by each Stockholder and his or her participation in the consummation of the transactions contemplated hereby are within such Stockholder's full legal right, power and authority and do not contravene, permit the termination of or constitute a default (or an event which, with or without the giving of notice or the passage of time, or both, will constitute a default) under any agreement or other instrument binding upon such Stockholder, and will not result in the creation or imposition of any lien, charge or encumbrance in favor of any third party upon any of such Stockholder's assets or properties. The execution, delivery and performance by the Stockholders of this Agreement do not violate any provision of applicable law or regulations or any judgment, injunction, award, law or regulations or any judgment, injunction, award, decree or order to which any such Stockholder is subject.

             (c) None of the Stockholders has any present plan or intention to sell or otherwise transfer the shares of Parent Common Stock to be received in the Merger, except for any sale or transfer which, when aggregated with the sales and transfers of the other Stockholders, would not cause the Merger to fail the "continuity of interest" test for tax-free reorganizations.

             3.4 Subsidiaries. Target does not have any Subsidiaries (as defined in Section 9) and does not own or hold of record and/or beneficially any shares of any class in the capital of any corporations. Target does not own any legal and/or beneficial interests in any partnerships, business trusts or joint ventures or in any other unincorporated trade or business enterprises.

             3.5 Capitalization. The authorized capital of Target consists of 100,000 shares of common stock, par value $.50 per share, 1,067 shares of which are issued and outstanding on the date hereof. All of the issued and outstanding shares of Target Common Stock are owned of record and beneficially by the Stockholders as set forth on Schedule 3.5 hereto and each of such shares is validly issued and outstanding, fully paid and non-assessable. Except as set forth on Schedule 3.5, there are no commitments for the purchase or sale of, and no options, warrants or other rights to subscribe for or purchase, any securities of Target.

             3.6 Governmental Consents; Transferability of Licenses, Etc. Except as set forth on Schedule 3.6, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by Target or the Stockholders of this Agreement or for the consummation by Target of the transactions contemplated hereby. Target has and maintains, and the permits listed on Schedule 3.6 hereto include, all licenses, permits and other authorizations from all governmental authorities
(collectively, the "Permits") as are necessary or desirable for the conduct of Target's business. Except as expressly designated on Schedule 3.6, the transactions contemplated hereby shall not cause the termination or revocation of or limit in any way any such Permit, and true and complete copies of such Permits have previously been delivered to Parent.

             3.7 Lawful Issuance. All of the outstanding shares of Target Common Stock were issued in conformity with all applicable provisions of the Securities Act of 1933, as amended
(the "Securities Act") and the rules and regulations thereunder, and in compliance with applicable state securities laws and all rules and regulations thereunder. There exists no valid right to rescind any purchase thereof from or issuance thereof by Target.

             3.8 Financial Statements. Target has delivered the following financial statements (the "Financial Statements") to Parent, and there are attached as Schedule 3.8 hereto: (a) the compiled balance sheets of Target as of December 31, 1993, December 31, 1994 and December 31, 1995 (such balance sheet as of December 31, 1995 being referred to herein as the "Compiled Balance Sheet"), and the related statements of income, retained earnings and cash flows of Target for each of the fiscal years then ended and (b) the unaudited balance sheet of Target as of March 31, 1996 and the related statements of income, retained earnings and cash flows of Target for the three (3) month period then ended (collectively, the "Interim Financials"). Each of such balance sheets fairly and accurately presents the financial condition of Target as of its respective date; and such statements of income, retained earnings and cash flows fairly and accurately present the results of operations for the periods covered thereby.

             3.9  Absence of Certain Changes.  Except as set forth on
Schedule 3.9, since March 31, 1996 Target has carried on its business only in the ordinary course, and there has not been (a) any change in the assets, liabilities, sales, income or business of Target or in its relationships with suppliers, customers or lessors, other than changes which were both in the ordinary course of business and have not been, either in any case or in the aggregate, materially adverse; (b) any acquisition or disposition by Target of any asset or property other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the property or business of Target; (d) any declaration, setting aside or payment of any dividend or any other distributions in respect of any of the capital stock of Target; (e) any issuance of any shares of the capital stock of Target or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Target, (f) any increase in the compensation, pension or other benefits payable or to become payable by Target to any of its officers or employees, or any bonus payments or arrangements made to or with any of them (other than pursuant to the terms of any existing written agreement or plan of which Parent has been supplied complete and correct copies of); (g) any forgiveness or cancellation of any debt or claim by Target or any waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business; (h) any entry by Target into any transaction other than in the ordinary course of business; (i) any incurrence by Target of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (j) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of Target; or (k) any discharge or satisfaction by Target of any lien or encumbrance or payment by Target of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Compiled Balance Sheet and (B) current liabilities incurred since the date of the Compiled
Balance Sheet in the ordinary course of business.

             3.10 Litigation, Etc. Except as set forth on Schedule 3.10 hereto, no action, suit, proceeding or investigation is pending or threatened against Target (nor is there any basis therefor known to Target or any of the Principal Stockholders).

             3.11 Conformity to Law.  Except as set forth on
Schedule 3.11, Target has complied with, and is in compliance with (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to Target or any of its properties (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance) and (b) all unwaived terms and provisions of all contracts, agreements and indentures to which Target is a party, or by which Target or any of its properties is subject. Except as set forth in Schedule 3.11 hereto, Target has not committed, been charged with, or been under investigation with respect to, nor does there exist, any violation of any provision of any federal, state or local law or administrative regulation in respect of Target or any of its properties.

             3.12 Title to Real and Personal Property, Real Property Leases, etc. Except as set forth on Schedule 3.12(a) hereto, Target has good and marketable title to all of its real and personal properties and assets, including, without limitation, all those reflected in the Compiled Balance Sheet (except for properties or assets sold or otherwise disposed of in the ordinary course of business since the date of the Compiled

Balance Sheet), all free and clear of all liens, pledges, charges, security interests, encumbrances or title retention agreements of any kind or nature. All such properties and assets are in good condition and repair and are adequate and sufficient to carry on the business of Target as presently conducted. Schedule 3.12(b) hereto sets forth a complete and correct list of all capital assets of Target having a book or fair market value in excess of $1,000 and all real property owned or leased by Target (the "Real Property"). There are no material defects in any such capital assets or Real Property, as to title or condition, not described on Schedule 3.12(b). None of the Stockholders nor Target has received any notice that either the whole or any portion of the Real Property is to be condemned, requisitioned or otherwise taken by any public authority. None of the Principal Stockholders nor Target has any knowledge of any public improvements that may result in special assessments against or otherwise affect any of the Real Property. Schedule 3.12(c) hereto sets forth a complete and correct description of all leases of Real Property to which Target is a party. Complete and correct copies of all such leases have been delivered to Parent. Each such lease is valid and subsisting and no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default thereunder. The leasehold interests of Target are subject to no lien or other encumbrance, and Target is in quiet possession of the properties covered by such leases.

             3.13 Real Property; Safety, Zoning and Environmental
Matters.

                  (a) Schedule 3.13 hereto sets forth complete and accurate legal descriptions of all real property owned or leased by Target.

                  (b) Target and the Principal Stockholders have taken all necessary steps to investigate the past and present condition and usage of Target's properties and the operations conducted thereon, and based on such investigation, except as set forth on Schedule 3.13:

           (i) neither Target nor any operator of any real property presently or formerly owned, leased or operated by Target is in violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws");

          (ii) none of the Stockholders nor Target has received notice from any third party, including without limitation any federal, state or local governmental authority, (A) that Target or any predecessor in interest has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B
(1986); (B) that any hazardous waste, as defined by 42 U.S.C.
Section 6903(5), any hazardous substance as defined by 42 U.S.C.
Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C.
Section 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Laws ("Hazardous Substances") which Target or any predecessor in interest has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Target or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental
Law; or (C) that Target or any predecessor in interest is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

            (iii) (A) no portion of any real property presently or formerly owned, leased or operated by Target has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (B) in the course of any activities conducted by Target or operators of any real property presently or formerly owned, leased or operated by Target, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; (C) all real properties presently or formerly owned, leased or operated by Target are free from contamination of every kind, including without limitation, groundwater, surface water, soil, sediment and air contamination, and such properties do not contain asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment containing polychlorinated biphenyls or any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law, or which poses a hazard to the health and safety of the occupants of such properties or those adjacent thereto; (D) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from any real property presently or formerly owned, leased or operated by Target except in accordance with applicable Environmental Laws; (E) there have been no releases on, upon, from or into any real property in the vicinity of any


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real property presently or formerly owned, leased or operated by
Target which, through soil or groundwater contamination, may have come to be located on such real property; and (F) in addition, any Hazardous Substances that have been generated on any real property presently or formerly owned, leased or operated by Target have been transported offsite only by carriers having identification numbers issued by the EPA and have been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of Target's and the Principal Stockholders' knowledge, operating in compliance with such permits and applicable Environmental Laws; and

           (iv) no real property presently or formerly owned, leased or operated by Target is or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

             (c) Attached as part of Schedule 3.13 is a list of all documents, reports, site assessments, data, communications or other materials, in Target's or any of the Stockholders' possession or to which any of them has access, which contain any material information with respect to potential environmental liabilities associated with any real property presently or formerly owned, leased or operated by Target and relating to compliance with Environmental Laws or the environmental condition of such properties and adjacent properties. Target has furnished to Parent complete and accurate copies of all of the documents, reports, site assessments, data, communications and other materials listed on Schedule 3.13 hereto.

  3.14 Insurance. Schedule 3.14 hereto lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by Target. Such policies of insurance are maintained with financially sound and reputable insurance companies, funds or underwriters and are of the kinds and cover such risks and are in such amounts and with such deductibles and exclusions as are consistent with prudent business practice. All such policies (a) are in full force and effect, (b) are sufficient for compliance by Target with all requirements of law and all agreements to which Target is a party, (c) provide that they will remain in full force and effect through the respective dates set forth in such Schedule and (d) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Target is not in default with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any such insurance policies.

        3.15 Contracts. Schedule 3.15 sets forth a complete and accurate list of all contracts to which Target is a party or by which Target is a party or by or to which it or any of its assets or properties is bound or subject, except (a) contracts entered into in the ordinary course of business after the date hereof and prior to the Closing, which will be identified to Parent in writing prior to the Closing, (b) contracts terminable by Target upon 30 days' notice or less without the payment of any termination fee or penalty, and (c) contracts listed in other Schedules hereto. As used in this Section 3.15, the word "contract" means and includes every agreement or understanding of any kind, written or oral, which is legally enforceable by or against Target, and specifically includes (a) contracts and other agreements with any current or former officer, director, employee, consultant or shareholder or any partnership, corporation, joint venture or any other entity in which any such person has an interest; (b) agreements with any labor union or association representing any employee; (c) contracts and other agreements for the provision of services by Target; (d) bonds or other security agreements provided by any party in connection with the business of Target; (e) contracts and other agreements for the sale of any of Target's assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of Target's assets or properties; (f) joint venture agreements relating to the assets, properties or business of Target or by or to which it or any of its assets or properties are bound or subject; (g) contracts or other agreements under which Target agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) any contracts or other agreements with regard to Indebtedness; or (i) any other contract or other agreement whether or not made in the ordinary course of business. Target has delivered to Parent true, correct and complete copies of all such contracts, together with all modifications and supplements thereto. Each of the contracts listed on Schedule 3.15 hereto or any of the other Schedules hereto is in full force and effect, Target is not in breach of any of the provisions of any such contract, nor, to the knowledge of Target or any of the Principal Stockholders, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default thereunder. Target has in all material respects performed all obligations required to be performed by it to date under each such contract. No approval or consent of any person is needed in order that the contracts listed on Schedule 3.15 and other Schedules hereto continue in full force and effect following the consummation of the transactions contemplated by this Agreement, and no such contract includes any provision the effect of which may be to enlarge or accelerate any obligations of Target thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

        3.16 Employment of Officers, Employees. Schedule 3.16 sets forth the name and current annual salary and other compensation payable by Target to each exempt non-hourly employee.

             3.17 Employee Benefit Plans. (a) Except for the arrangements set forth on Schedule 3.17(a), Target does not now maintain or contribute to, and has not in the current or preceding six (6) calendar years maintained or contributed to, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of Target. Each of the arrangements set forth on Schedule 3.17(a) is hereinafter referred to as an "Employee Benefit Plan", except that any such arrangement which is a multi-employer plan shall be treated as an Employee Benefit Plan only for purposes of Sections 3.17(d)(iv), (vi) and (viii) and 3.17(g) below.

             (b) Target has heretofore delivered to Parent true, correct and complete copies of each Employee Benefit Plan of Target, and with respect to each such Plan (i) any associated trust, custodial, insurance or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the six (6) preceding calendar years and (iii) the most recently received
IRS determination letters and any governmental advisory opinions or rulings.

             (c) Each Employee Benefit Plan is and has heretofore been maintained and operated in compliance with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to the Employee Retirement
Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended ("Code") and applicable to such Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS and nothing has occurred since the date of the last such determination which has resulted or is likely to result in the revocation of such determination.

             (d)  Except as set forth on Schedule 3.17(d),

             (i) there is no pending or threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or to the best knowledge of the Principal Stockholders and Target any fiduciary or service provider thereof and, to the best knowledge of the Principal Stockholders and Target, there is no basis for any such legal action or proceeding;

             (ii) no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation ("PBGC") or any multi-employer plan has been incurred by Target or any affiliate thereof (other than insurance premiums satisfied in due course);

             (iii) no reportable event, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an affiliate of Target, which is subject to Title IV of ERISA;

             (iv) no Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction which could subject Target directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

             (v) no communication, report or disclosure has been made which, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan;

             (vi) no Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA);

             (vii) no benefits due under any Employee Benefit Plan have been forfeited subject to the possibility of reinstatement
(which possibility would still exist at or after Closing); and

             (viii) Target has not undertaken to maintain any Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.

             (e) With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that Target is required, under the terms of each such Plan, to have paid as contributions to that Plan as of the end of the most recently ended plan year of that Plan, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Plan. The current value of the assets of each such Employee Benefit Plan, as of the end of the most recently ended plan year of that Plan, exceeded the current value of all accrued benefits under that Plan.

             (f) The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due from any Employee Benefit Plan to any current or former director, officer, consultant or employee of Target or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

             (g)  No Employee Benefit Plan is a multi-employer plan.

             (h) For purposes of this Section 3.17, "multi-employer plan", "party in interest", "current value", "accrued benefit", "reportable event" and "benefit liability" have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and "affiliate" means any entity which under Section 414 of the Code is treated as a single employer with Target.

             3.18 Labor Relations.  Except as set forth on
Schedule 3.18, Target is in full compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. Except as set forth on Schedule 3.18, there is no charge pending or threatened against Target alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against Target pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending or threatened against or involving Target. No one has petitioned within the last five (5) years, and no one is now petitioning, for union representation of any of Target's employees. None of the employees of Target is or ever has been covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by Target. Except as fully described on Schedule 3.18 hereto, Target has not experienced any work stoppage during the last five years.

             3.19 Potential Conflicts of Interest. Except as set forth on Schedule 3.19, no officer, director or stockholder of Target
(a) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of Target;
(b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which Target is using or the use of which is necessary for the business of Target; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, Target, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters and agreements.


             3.20 Intellectual Property. (a) Schedule 3.20(a) hereto, sets forth a complete and accurate list of (i) all patents, trademarks, trade names and copyrights registered in the name of Target or used by Target, all applications therefor, and all licenses and other agreements relating thereto, and (ii) all agreements relating to Intellectual Property (as defined below) which Target has licensed or authorized for use by others or which has been licensed or authorized for use to Target.

             (b) Except as set forth in Schedule 3.20(b) hereto or as provided in the Royalty Agreement (as defined in Section 6.9),
(i) no royalties are paid or payable by Target on or with respect to any of the patents, patent applications, trademarks, trade names or copyrights listed in Schedule 3.20(a) hereto, or any of the inventions (whether patentable or non-patentable) or trade secrets used by Target in the development, manufacture, testing or production of its products, and (ii) each of the inventions (whether patentable or non-patentable) or trade secrets used by Target in the development, manufacture, testing or production of its products, have, through assignment, agreement, operation of law or otherwise, become the sole property of Target; provided that the Parent and the Acquirer acknowledge that other third parties may, without the knowledge of Target or its Principal Stockholders, have ownership rights in the same or similar trade secrets as those owned by Target, which ownership rights would not preclude Target's ownership rights with respect to such trade secrets. Schedule 3.20(b) hereto, lists all software programs currently used by Target
(other than commercially available software programs, such as "Word Perfect", purchased by Target in the ordinary course of business) in the development, manufacture, testing or production of its products, and for each such program the name and title of the Person or Persons responsible for the creation of such program. Except as provided in the Royalty Agreement, no royalties are paid or payable by Target on or with respect to any of the software programs listed in Schedule 3.20(b) hereto, and each of the software programs listed in Schedule 3.20(b) hereto, have, through assignment, agreement, operation of law or otherwise, become the sole property of Target. Schedule 3.20(b) hereto, lists all contracts relating to the development of Intellectual Property between Target and any other Person who was not an employee of Target at the time Intellectual Property was developed pursuant to such contract by such Persons for the Target.

             (c) Except to the extent set forth in Schedule 3.20(c) hereto or as provided in the Royalty Agreement, Target owns or has the right to use all Intellectual Property used in its business as presently conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such right, in each case, subject to the possibility of infringement by Target of third parties' intellectual property rights of which neither it nor the Principal Stockholders has knowledge.

             (d) Except as set forth in Schedule 3.20(d) hereto, neither Target, nor, to the knowledge of Target or any of the Principal Stockholders, the other party or parties thereto, is in breach of any license, sublicense or other agreement relating to Intellectual Property. Target has complied with all of its obligations of confidentiality in respect of the Intellectual Property of others and knows of no violation of such obligations of confidentiality as are owed to Target. To the knowledge of Target and the Principal Stockholders, no employee, agent or consultant of Target is subject to confidentiality restrictions in favor of any third Person the breach of which would subject Target to any material liability or which would adversely affect Target's access to Intellectual Property used by it. No claims have been asserted against Target, and no claims are pending, by any Person regarding the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any license or agreement relating to Intellectual Property, and to the knowledge of Target and the Principal Stockholders, there is no basis for such claim. To the knowledge of Target and the Principal Stockholders, the use by Target of any of its Intellectual Property, including but not limited to such Intellectual Property listed in any part of Schedule 3.20 hereto, does not infringe on the rights of any Person.

             (e) As used herein, "Intellectual Property" means patents, inventions (whether patentable or unpatentable), trade secrets, know-how, trademarks and associated goodwill, service marks, trade dress, logos, trade names, copyrights, mask works and registrations and applications for each of the foregoing, and computer software programs, computer data bases and related documentation and materials.

             3.21 Suppliers and Customers. Schedule 3.21 hereto sets forth the ten (10) largest suppliers and ten (10) largest customers of Target as of the date hereof. The relationships of Target with such suppliers and customers are good commercial working relationships and, except as set forth on Schedule 3.21, no supplier or customer of material importance to Target has cancelled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with Target or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use by Target or its usage or purchase of the services or products of Target except for normal cyclical changes related to customers' businesses. None of the Principal Stockholders nor Target has any knowledge that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with Target or to decrease materially or limit its services, supplies or materials to Target, or its usage or purchase of Target's services or products, and to the knowledge of the Principal Stockholders and Target, the consummation of the transactions contemplated hereby will not adversely affect the relationship of Target with any such supplier or customer.

             3.22 Accounts Receivable. All accounts and notes receivable reflected on the Compiled Balance Sheet, and all accounts and notes receivable arising subsequent to the date of such Compiled Balance Sheet, have arisen in the ordinary course of business, represent valid obligations owing to Target and have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms, subject only to consistently recorded reserves for bad debts.

             3.23 No Undisclosed Liabilities. Except to the extent (a) reflected or reserved against in the Compiled Balance Sheet, (b) incurred in the ordinary course of business after the date of the Compiled Balance Sheet and discharged prior to Closing or
(c) described on any Schedule hereto, Target has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including without limitation as guarantor or otherwise with respect to obligations of others), other than performance obligations with respect to Target's contracts that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with generally accepted accounting principles or in the footnotes thereto.

             3.24 Conduct of Business. Except to the extent disclosed on Schedule 3.24 or any other Schedule hereto, since December
31, 1995, Target has conducted its business in compliance with the provisions of Section 5 hereof, as if each of those provisions applied to the conduct of such businesses at all times since such date.

             3.25 Taxes. Target is, and at all times since its date of incorporation has been, qualified as a corporation for which a valid election to be taxed under the provisions of Subchapter S, Chapter 1, Subtitle A of the Internal Revenue Code has been filed and is in effect under Subchapter S, and has a corresponding election in effect under the tax law of the State of New Hampshire for each taxable year during the same time period. Target has duly filed with the appropriate government agencies all of the income, sales, use, employment and other tax returns and reports required to be filed by it. No waiver of any statute of limitations relating to taxes has been executed or given by Target. All taxes, assessments, fees and other governmental charges upon Target or upon any of its properties, assets, revenues, income and franchises which are owed by Target with respect to the period ending on or before the Closing Date have been paid, other than those currently payable without penalty or interest of which will be accurately reflected on Target's books and records at Closing. Target has withheld and paid all taxes required to be withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. No federal tax return of Target is currently under audit by the IRS (as defined in Section 9), and no other tax return of Target is currently under audit by any other taxing authority. Neither the IRS nor any other taxing authority is now asserting or threatening to assert against Target any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith or any adjustment that would have an adverse effect on Target.

         3.26 Indebtedness.  Except for Indebtedness described on
Schedule 3.26 hereto, Target has no Indebtedness outstanding at the date hereof. Except as disclosed on Schedule 3.26 hereto, Target is not in default with respect to any outstanding Indebtedness or any instrument relating thereto and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by Target or the operation of the business of Target. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of Target have been furnished to Parent.

             3.27 Bank Accounts, Signing Authority, Powers of Attorney. Except as set forth on Schedule 3.27 hereto, Target has no account or safe deposit box in any bank and no Person has any power, whether singly or jointly, to sign any checks on behalf of Target to withdraw any money or other property from any bank, brokerage or other account of Target or to act under any power of attorney granted by Target at any time for any purpose.
Schedule 3.27 also sets forth the names of all persons authorized to borrow money or sign notes on behalf of Target.

             3.28 Inventory. The inventory and supplies of Target are adequate for present needs, and are in usable and saleable condition in the ordinary course of business, subject only to appropriate reserves for obsolescence.

             3.29 Minute Books. The minute books of Target made available to Parent for inspection accurately record therein all actions taken by Target's Board of Directors and shareholders.

             3.30 Broker. None of the Stockholders nor Target has retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

             3.31 Ownership of Parent Common Stock. As of the date hereof, neither Target nor, to the knowledge of Target or any of the Principal Stockholders, any directors or officers of Target
(i) beneficially own, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Parent Common Stock, which in the aggregate represent 5% or more of the outstanding shares of Parent Common Stock entitled to vote generally in the election of directors.

             3A. REPRESENTATIONS AND WARRANTIES OF TARGET AND ALL OF THE STOCKHOLDERS. Each of Target and each Stockholder, jointly and severally, represents and warrants to the Parent and the Acquirer as follows:

             3.33 Securities Act Matters. Each Stockholder severally represents and warrants to, and agrees with, Parent and Acquirer as follows:

             (a) Such Stockholder is acquiring the shares of Parent Common Stock to be acquired by such Stockholder pursuant to the Merger (the "Shares") for such Stockholder's account for investment and not with a view to the distribution thereof.
Such Stockholder acknowledges that the Shares are not registered under the Securities Act and agrees that such Stockholder will not sell or otherwise dispose of all or any portion of the Shares, otherwise than pursuant to registration under the Securities Act or under Rule 144 promulgated thereunder or other similar rule if then available, without first obtaining (i) a written opinion of counsel satisfactory to counsel for Parent and addressed to the Parent to the effect that the contemplated sale or other disposition of Shares will not be in violation of the Securities Act or (ii) a 'no-action' letter from the Staff of the Securities and Exchange Commission (the "Commission") to the effect that such Staff will take no action in respect of the contemplated sale or other disposition (a copy of which shall be furnished to Parent prior to any transfer of the Shares in question). In conformity therewith, such Stockholder agrees that the certificates(s) for all Shares issued hereunder shall bear the following legend:

             "These securities have not been registered under the Securities Act of 1933 and may not be sold or otherwise disposed of, in whole or in part, other than pursuant to registration under said Act or in conformity with the limitations of Rule 144 or other similar rule as then in effect, without first obtaining
(i) a written opinion of counsel satisfactory to the Company's counsel to the effect that the contemplated sale or other disposition will not be in violation of said Act or (ii) a 'no-action' letter from the Staff of the Securities and Exchange Commission to the effect that such Staff will take no action in respect of the contemplated sale or other disposition."

             Such Stockholder acknowledges that such Stockholder was informed by Parent that because the Shares are unregistered, they must be held, and the economic risk of the investment must be borne, indefinitely unless and until the Shares are subsequently registered under the Securities Act or an exemption from such registration is available.

             (b) Such Stockholder acknowledges that neither the offering of shares of Parent Common Stock nor any offering literature used in connection therewith has been reviewed by the Commission or by the securities administrator of any state.

             (c) Such Stockholder has received copies of the Parent's Annual Report to Stockholders for 1995, Parent's Annual Report on Form 10-K for its fiscal year ended December 31, 1995 and Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (the "SEC Material"). Parent has made available to such Stockholder or such Stockholder's purchaser representative, if any, the opportunity to ask questions of, and receive answers from, Parent or persons acting on its behalf concerning the terms and conditions of the Merger and to obtain any additional information that such Stockholder or such Stockholder's purchaser representative may deem necessary to verify the accuracy of the information contained in the SEC
Material.

             (d) Such Stockholder is able to bear the risk of loss of all value of the shares of Parent Common Stock to be received by him and has such knowledge and experience in financial and business matters so that such Stockholder is capable of evaluating the merits and risks of an investment in Parent.

             3.34 Disclosure. No representation or warranty by Target or any of the Stockholders in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered to Parent pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide Parent and Acquirer with proper and complete information as to the business, condition, operations and prospects of Target. There is no fact which the Stockholders have not disclosed to Parent and Acquirer in writing which materially adversely affects, or so far as any Stockholder can now foresee will materially adversely affect, the business or condition (financial or other) of Target or the ability of the Stockholders to perform this Agreement or any of the transactions contemplated hereby.

             4. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUIRER. Parent and Acquirer represent and warrant to Target and each of the Stockholders as follows:

             4.1 Organization of Parent and Acquirer; Authority. Each of Parent and Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Acquirer has all requisite power and authority to execute and deliver this Agreement and to carry out all of the actions required of it pursuant to the terms thereof.

             4.2 Corporate Approval; Binding Effect. Each of Parent and Acquirer has obtained all necessary authorizations and approvals from its Board of Directors and stockholder(s) required for the execution and delivery of this Agreement, and the Merger Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Parent and Acquirer and constitutes the legal, valid and binding obligation of such person, enforceable against such person in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

             4.3 Non-Contravention. The execution and delivery by each of Parent and Acquirer of this Agreement and the consummation by each such person of the transactions contemplated hereby will not (a) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of such person, each as amended to date; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien upon any property of such person pursuant to (i) any agreement or instrument to which such person is a party or by which such person or any of its properties is bound or to which such person or any of its properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which such person is subject.

             4.4  Governmental Consents.  Except as set forth in
Schedule 4.4 hereto, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required in connection with the Merger or the consummation by Parent or Acquirer of any other transaction contemplated hereby.

             4.5 Broker. Neither Parent nor Acquirer has retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

             4.6 SEC Material. The Parent has delivered true and correct copies of the SEC Material to the Stockholders.

             4.7 Patents, Trademarks, etc. Neither Parent, nor any of its affiliate employees engaged in the transactions contemplated hereby has any actual knowledge of any matter which would cause
Target to be in breach any of the representations and warranties set forth in Section 3.20 hereof.

             5. CONDUCT OF BUSINESS BY TARGET PENDING CLOSING. Each of Target and the Principal Stockholders, jointly and severally, covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by Parent in writing:

             5.1 Full Access. Target will afford to Parent and its authorized representatives full access during normal business hours to all properties, books, records, contracts and documents of Target and a full opportunity to make such reasonable investigations as they shall desire to make of Target, and

Target shall furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the affairs and businesses of Target as Parent may reasonably request.

             5.2 Carry on in Regular Course. Target shall maintain its owned and leased properties in good operating condition and repair, and to make all necessary renewals, additions and replacements thereto, and to carry on its business diligently and substantially in the same manner as heretofore and not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation.

             5.3 No General Increases. Target shall not grant any general or uniform increase in the rates of pay of employees of Target, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment to, for or with any such employees; and Target shall not increase the compensation payable or to become payable to officers, key salaried employees or agents, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, key salaried employees or agents.

             5.4 No Dividends, Issuances, Repurchases, etc. Target shall not declare or pay any dividends (whether in cash, shares of stock or otherwise) on, or make any other distribution in respect of, any shares of its capital stock, or issue, purchase, redeem or acquire for value any shares of its capital stock.

             5.5 Contracts and Commitments. Target shall not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with the business practices of Target, nor any contract or commitment with any affiliate on other than arms-length terms.

             5.6 Purchase and Sale of Capital Assets. Target shall not purchase or sell or otherwise dispose of any capital asset with a market value in excess of $1,000, or of capital assets of market value aggregating in excess of $5,000, without the prior written consent of Parent, and in no event shall purchase, sell or otherwise dispose of any capital asset other than in the ordinary course of business.

             5.7 Insurance. Target shall maintain with financially sound and reputable insurance companies, funds or underwriters, adequate insurance (including without limitation the insurance described on Schedule 3.14) of the kinds, covering such risks and in such amounts and with such deductibles and exclusions as are consistent with prudent business practice.

             5.8 Preservation of Organization. Target shall use its best efforts to preserve its business organization intact, to keep available to Parent the present key officers and employees of Target and to preserve for Parent the present relationships of Target's suppliers and customers and others having business relations with Target.

             5.9 No Default. Target shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of Target.

             5.10 Compliance with Laws. Target shall comply with all laws, regulations and orders applicable with respect to its business.

             5.11 Advice of Change. Target will promptly advise Parent in writing of any material adverse change in the business, condition, operations, prospects or assets of Target.

             5.12 No Shopping. The Stockholders shall not, and shall not permit Target to negotiate for, solicit or enter into any agreement with respect to the sale of the Target Common Stock or any substantial portion of the assets of Target or any merger or other business combination of Target, to or with any Person other than Parent and Acquirer.

             5.13 Consents of Third Parties. Target will employ its best efforts to secure, before the Closing Date, the consent, in form and substance satisfactory to Parent and Parent's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any contract, commitment or obligation of Target, under which such transactions would constitute a default, would accelerate obligations of Target or would permit cancellation of any such contract.

             5.14 Satisfaction of Conditions Precedent. Target and the Stockholders will use their best efforts to cause the satisfaction of the conditions precedent contained herein.

             6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND ACQUIRER. The obligation of Parent and Acquirer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by Parent and Acquirer):

             6.1 Representations and Warranties True at Closing. The representations and warranties made by Target and the Stockholders in or pursuant to this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

             6.2  Compliance with Agreement.  Target and the
Stockholders shall have performed and complied with all of their obligations under this Agreement to be performed or complied with by them on or prior to the Closing Date.

             6.3 No Material Change. There shall not have been or threatened to be any material damage to or loss or destruction of any properties or assets owned or leased by Target (whether or not covered by insurance) or any material adverse change in the condition (financial or otherwise), operations, business, prospects or assets of Target or imposition of any laws, rules or regulations which would materially adversely affect the condition (financial or otherwise), operations, business, prospects or assets of Target.

             6.4 Closing Certificate. Target shall have delivered to Parent in writing, at and as of the Closing, a certificate duly executed by Target's President, in form and substance satisfactory to Parent and Parent's counsel, certifying that the conditions in each of Section 6.1 and 6.2 have been satisfied.

             6.5 Opinion of Counsel. Foley, Hoag & Eliot, counsel to the Stockholders and Target shall have delivered to Parent and Acquirer a written opinion, addressed to Parent and Acquirer and dated the Closing Date, substantially in the form of Exhibit C hereto.

             6.6 Approvals. All corporate and other approvals in connection with the transactions contemplated by this Agreement and the form and substance of all certificates and other documents delivered hereunder shall be reasonably satisfactory in form and substance to Parent, Acquirer and their counsel.

             6.7 No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body (a) in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or (b) in connection with any claim for damages in excess of $5,000 against Target (except for the matters disclosed on Schedule 3.10 hereto).

             6.8 Consulting and Non-Competition Agreement. Timothy P. White shall have executed and delivered to Parent and Acquirer a consulting and non-competition agreement in the form of Exhibit D hereto (the "Consulting Agreement"), and the
Consulting Agreement shall be in full force and effect.

             6.9 Royalty Agreement. The royalty agreement in the form of Exhibit E hereto (the "Royalty Agreement") shall be in full force and effect between the Target and Timothy P. White.

             6.10 Employment Agreements.  Each of the persons listed on
Schedule 6.10 hereto shall have executed and delivered to Parent and Acquirer an employment agreement, substantially in the form of Exhibit F hereto (collectively, the "Employment Agreements"), and the Employment Agreements shall be in full force and effect.

          6.11 Resignations of Directors and Officers. Except as set forth on Schedule 6.11 hereto, all of the directors and officers of Target shall have resigned their positions with Target, on or prior to the Closing Date and prior thereto shall have executed such appropriate documents with respect to the transfer or establishment of bank accounts, signing authority, etc., as Parent shall have reasonably requested.

          6.12 Environmental Report. Parent shall have obtained, at its own expense, a report, in form and substance satisfactory to it, of an environmental engineering firm satisfactory to Parent, as to compliance of the Real Property located in New Boston and in Weare, New Hampshire with all applicable environmental statutes, rules and regulations, including without limitation the absence of any oil or hazardous waste on such Real Property.

             6.13 Indebtedness. Target shall have delivered to Parent a certificate certifying as to the amount of Indebtedness of Target outstanding on the Closing Date, and specifying the amount owed to each creditor.

             6.14 Forgiveness of Indebtedness. Target shall have delivered evidence, in form and substance satisfactory to Parent that all outstanding Indebtedness of Target to Timothy P. White has been forgiven and discharged in full.

             6.15 Delivery of Agreements of Merger. Target shall have duly and definitively executed and delivered the Agreements of Merger.

             6.16 Consents of Third Parties. Target will have obtained the consent, in form and substance satisfactory to Parent and Parent's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any contract, commitment or other obligation of Target under which such transactions would constitute a default, would accelerate obligations of Target or Parent or would permit cancellation of any such contract.

             6.17 Tax Matters Certificate. The Target shall have executed and delivered a Tax Matters Certificate.

             6.18 Minute Books and Stock Records. The Parent shall have received the original minute books and stock records of the Target.

             6.19 Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to Parent in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to Parent and Parent's counsel, and Parent shall have received the originals or certified or other copies of all such records and documents as Parent may reasonably request.

             7. CONDITIONS PRECEDENT TO TARGET'S AND THE STOCKHOLDERS' OBLIGATIONS. The obligation of Target and the Stockholders to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by Target and the Stockholders):

             7.1 Representations and Warranties True at Closing. The representations and warranties made by Parent and Acquirer in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing
Date.

             7.2 Compliance with Agreement. Parent and Acquirer shall have performed and complied with all of their obligations under this Agreement that are to be performed or complied with by them at or prior to the Closing.

             7.3 Closing Certificate. Parent and Acquirer shall have delivered to Target in writing, at and as of the Closing, a certificate duly executed by the President of each of Parent and Acquirer, in form and substance satisfactory to Target and Target's counsel, to the effect that the conditions in each of Sections 7.1 and 7.2 have been satisfied.

             7.4 No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

             7.5 Authorization of Issuance of Parent Common Stock. Parent shall have duly and validly authorized for issuance upon the Merger shares of Parent Common Stock sufficient to meet its obligations under Sections 1 and 2, and such shares, when issued, will be validly issued, fully paid and non-assessable.

             7.6  Employment Agreements.  Each of the persons listed on
Schedule 6.10 hereto shall have executed and delivered to Parent and Acquirer an Employment Agreement, and the Employment
Agreements shall be in full force and effect.

             7.7 Consulting Agreement. Acquirer shall have executed and delivered to Timothy P. White the Consulting Agreement and the Consulting Agreement shall be in full force and effect.

             7.8 Stock Option Agreements. The Parent and Timothy P. White shall have executed and delivered stock option agreements in the forms of Exhibits G-1 and G-2.

             7.9 RVSI Guaranty. RVSI shall have executed and delivered to Timothy P. White a guaranty in the form of Exhibit H hereto
(the "Guaranty") and the Guaranty shall be in full force and effect.

             7.10 Delivery of Agreements of Merger. Parent and Acquirer shall have duly and definitively executed and delivered the Agreements of Merger.

             7.11 Tax Matters Certificate. The Parent shall have executed and delivered a Tax Matters Certificate.

             7.12 Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to Target and the Stockholders in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to Target and the Stockholders and their counsel, and Target and the Stockholders shall have received the originals or certified or other copies of all such records and documents as Target and the Stockholders may reasonably request.

             8.   COVENANTS OF THE PARTIES.

             8.1 Confidential Information. Any and all information disclosed by Parent or Acquirer to any of the Stockholders or Target or by any of the Stockholders or Target to Parent or Acquirer as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to Target or the Stockholders or to Parent or Acquirer, as the case may be, or otherwise already public, shall remain confidential to each of such person and their respective employees and agents until the Closing
Date. If the Closing does not take place for any reason, each of the parties hereto agrees not to further divulge or disclose any such information at any time in the future unless it has otherwise become public. The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to Parent or Acquirer or any of the Stockholders or Target, respectively.

             8.2 Tax-Free Reorganization Treatment. Neither Parent nor Target shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code.

             8.3 Servicing Target Business. From and after the Effective Time, Parent agrees to cause the Surviving Corporation to continue to service Target's existing customer base for imaging and illumination products by servicing and maintaining existing equipment, to the extent consistent with Parent's historical practice of doing business and other demands on the resources of the Parent and the Surviving Corporation.

             8.4 IPRD Facility. Parent shall establish an Imaging Product Research and Development Facility ("IPRD Facility") at a location in or near New Boston, New Hampshire to be reasonably selected by Parent. The purpose of the IPRD Facility will be to design, prototype, test and manufacture 1-D and 2-D imaging products in response to machine vision, automated imaging and symbology market requirements and specific customer requests and for other valid business purposes. Operation and management of the IPRD Facility (including without limitation goals, direction, staffing and operation) shall be conducted by Parent at its sole discretion. Parent agrees to maintain the IPRD Facility for no longer than the earlier of (i) two years from the date of this Agreement and (ii) termination of Timothy P. White's consulting arrangements with Parent under the Consulting Agreement on account of his voluntary resignation or his termination from such position for "cause".

             8.5 Indebtedness. The Parent hereby agrees that immediately after the Closing it will cause all Indebtedness of the Target outstanding at Closing, other than Indebtedness owing to Timothy P. White, to be paid and discharged in full by the Surviving Corporation.

             8.6 Tax Matters Certificate. Each of Target and Parent shall use all reasonable efforts to obtain, as promptly as is practicable following the date hereof and in any event prior to the Effective Time, such oral or written assurances as it reasonably deems sufficient to enable it to execute and deliver to the other a certificate substantially in the form of Exhibit
I hereto (a "Tax Matters Certificate").

             9. DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

             "Indebtedness": As applied to any Person (as defined in this Section 10), (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability of such Person in respect of banker's acceptances or letters of credit, and (g) all indebtedness referred to in clause (a), (b), (c), (d), (e) or (f) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

             "IRS":  The United States Internal Revenue Service.

             "Person": A corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

             "state": Any state or commonwealth of the United States of America; the District of Columbia; the Commonwealth of Puerto
Rico; and any other dependency, possession or territory of the United States of America.

             "Subsidiary": With respect to any Person, any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

             10.  INDEMNIFICATION.

             10.1 Indemnity by Target and the Principal Stockholders. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 10.5, each of Target and each Principal Stockholder agrees jointly and severally to indemnify and hold Parent and Acquirer (and their respective directors, officers, employees and affiliates) harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the fees and disbursements of counsel, (collectively, the "Losses") related to or arising, directly or indirectly, out of:

             (i) any failure or any breach by Target or the Stockholders of any representation or warranty (without regard to any "materiality" limitation or similar limitation contained therein), covenant, obligation or undertaking made by Target or any of the Stockholders in this Agreement, any Schedule or Exhibit hereto, or any other statement, certificate or other instrument delivered pursuant hereto;

             (ii) any actual or alleged tax liability of Target in respect of any period through the Closing Date;

             (iii) any actual or alleged liability for death or injury to person or property, to the extent not covered by insurance, as a result of any actual or alleged defect in any product sold or manufactured by Target on or prior to the Closing Date;

             (iv) any contractual product warranty claims arising out of defects in any product shipped by Target on or prior to the Closing Date; or

             (v) any liability of Target with respect to any of the items disclosed on Schedules 3.10, 3.11, 3.13, 3.17 (d) or 3.18 hereto.

             10.2 Indemnity by Parent and Acquirer. Parent and Acquirer agree, jointly and severally, to indemnify and hold Target and the Stockholders (and their respective directors, officers, employees and affiliates) harmless from and with respect to any and all Losses) related to or arising from, directly or indirectly, any failure or any breach by Parent or Acquirer of any representation or warranty, covenant, obligation or undertaking made by Parent or Acquirer in this Agreement, any Schedule or Exhibit hereto, or any other statement, certificate or other instrument delivered pursuant hereto.

             10.3 Claims.

             (a) Notice. Any party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the other party hereto (the "Indemnifying Party") of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this
Section 10 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

             (b) Third Party Claims. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

                  (i) the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim; and

                  (ii) the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

             10.4 Method and Manner of Paying Claims. In the event of any claims under this Section 10, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such claim. With respect to liquidated claims, if within thirty days the other party has not contested such claim in writing, the other party will pay the full amount thereof within ten days after the expiration of such period. Any amount owed by an Indemnifying Party hereunder with respect to any Claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to any Indemnifying Party. The unpaid balance of a Claim shall bear interest at a rate per annum equal to the rate announced by The First National Bank of Boston as its "Base
Rate" plus two percent (2%) from the date notice thereof is given by the Indemnified Party to the Indemnifying Party.

             10.5 Limitations on Indemnification.

             (a) No Indemnifying Party shall be required to indemnify an Indemnified Party hereunder except to the extent that the aggregate amount of Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Section
10 exceeds $50,000, whereupon the Indemnified Party shall be entitled to be paid the excess of (i) the aggregate amount of all such Losses over (ii) $50,000, subject to the limitations on maximum amount of recovery set forth in Section 10.5(b);
provided, that Losses related to or arising directly or indirectly out of any inaccuracies in any representation or warranty made by Target or any of the Stockholders in Sections
3.2, 3.3, 3.5, 3.7, 3.13, 3.17, 3.25, 3.30 or 3.34 (only in so far as the breach of Section 3.34 relates to any of the foregoing Sections) or payable with respect to claims for indemnification made with respect to Sections 10.1(ii) through

(iv) hereof (collectively, "Unlimited Claims") shall be indemnified in their entirety by Target and the Stockholders and shall not be subject to the limitations set forth in this
Section 10.5(a).

             (b) The aggregate Losses payable by Indemnifying Parties on each side pursuant to this Section 10 with respect to all claims for indemnification which are not Unlimited Claims shall not exceed the Purchase Price. All Losses payable by any Indemnifying Party pursuant to this Section 10 with respect to all Unlimited Claims shall not be subject to the limitations set forth in this Section 10.5(b).

             (c) No Indemnifying Party shall be liable for any Losses pursuant to this Section 10 unless a written claim for indemnification in accordance with Section 10.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto within (i) one (1) year after the Closing with respect to all Claims which are not Unlimited Claims or Claims arising from a breach of the representations and warranties set forth in
Section 3.20 hereof ("IP Claims") and (ii) two (2) years after
Closing with respect to all IP Claims. No such time limitation shall apply to any Losses related to or arising directly or indirectly out of any Unlimited Claims, except that with respect to Unlimited Claims arising from a breach of the representations and warranties set forth in Section 3.17 or 3.25 hereof or a Claim made pursuant to Section 10.1(ii) hereof, a time limitation equal to the applicable statute of limitations shall apply (without regard to any tolling or extension of such statute of limitations by Parent or Acquirer).

             (d) Parent and Acquirer on the one hand and Target and the Stockholders on the other hand, hereby acknowledge and agree that from and after the Closing, in the absence of fraud by the other party hereto, the sole and exclusive remedy with respect to any breach by any party of any of the representations and warranties set forth in this Agreement shall be pursuant to the indemnification provisions set forth in this Section 10.

             11.  REGISTRATION RIGHTS.

             11.1 Definitions.  As used in this Section 11:

             "Commission" means the Securities and Exchange Commission.

             "Registrable Securities" means (i) any Parent Common Stock issued to the Stockholders under this Agreement and (ii) any securities issued with respect to the securities referred to in clause (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been distributed to the public through a broker, dealer or market purchaser in compliance with Rule 144 under the Securities Act (or any similar rule then in force) or sold pursuant to an effective registration statement under the Securities Act.

             "Registration Expenses" has the meaning specified in
Section 11.4.

             "Registration Statement" has the meaning specified in
Section 11.2.

             "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

             "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

             11.2 Registration on Form S-3. No later than such time as results covering at least 30 days of combined operations of Target and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form
10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations, the Parent will prepare and file with the Commission a registration statement on Form S-3 covering all of the Registrable Securities
(the "Registration Statement") issued to the Stockholders on the Closing Date. The Registration Statement will permit delayed or continuous offerings pursuant to Rule 415 under the Securities
Act.

             11.3 Registration Procedures. The Parent agrees to use reasonable efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Parent will as expeditiously as possible:

             (i) prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until the second anniversary of the Closing, or if earlier such time as all of the Registrable Securities covered by such registration statement have been sold and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Registration Statement during such effective period in accordance with the intended methods of disposition by the Stockholders set forth in the Registration Statement;

             (ii) furnish to the Stockholders such number of copies of the Registration Statement, each amendment and supplement thereto, the prospectus included in the Registration Statement
(including each preliminary prospectus) and such other documents as the Stockholders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by each such seller;

             (iii) use reasonable efforts to register or qualify the Registrable Securities under such other securities or blue sky laws of such states of the United States as the Stockholders reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable the Stockholders to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Stockholders;
provided that the Parent will not be required (A) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph
(iii), (B) to subject itself to taxation in any such jurisdiction or (C) to consent to general service of process in any such jurisdiction;

             (iv) notify the Stockholders, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of the Stockholders, the Parent will promptly prepare (and, when completed, give notice to each seller of Registrable Securities) a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided that upon such notification by the Parent, the Stockholders will not offer or sell Registrable Securities until the Parent has notified the Stockholders that it has prepared a supplement or amendment to such prospectus and delivered copies of such supplement or amendment to such seller;

             (v)use its best efforts to cause all the Registrable
Securities to be listed on the NASDAQ National Market System;
and

             (vi)in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in the Registration Statement for sale in any jurisdiction, the Parent will use reasonable efforts promptly to obtain the withdrawal of such order.

             11.4 Registration Expenses. All expenses incident to the Parent's performance of or compliance with this Section 11, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Parent and all independent certified public accountants and other Persons retained by the Parent, the Parent's internal expenses
(including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance for the Parent and its board of directors and the expenses and fees for listing the securities to be registered on the NASDAQ National Market System (all such expenses being herein called "Registration Expenses"), will be borne by the Parent. The Parent shall not bear any expenses for broker or investment banking commissions or discounts or any expenses of counsel to the Stockholders.

             11.5 Indemnification.

             (a) The Parent agrees to indemnify, to the extent permitted by law, each of the Stockholders against all losses, claims, damages and liabilities caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are (i) caused by or contained in any information furnished to the Parent by the Stockholders for use therein, (ii) caused by such Stockholder's failure to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto after the Parent has furnished such Stockholder with a sufficient number of copies of the same, or (iii) caused by such Stockholder's sale of Registrable Securities in violation of the proviso to Section 11.3(iv) hereof.

             (b) In connection with the Registration Statement, each of the Stockholders will furnish to the Parent in writing such information and affidavits as the Parent reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Parent, its directors and officers and each Person who controls the Parent (within the meaning of the Securities Act) against any losses, claims, damages and liabilities resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission or alleged omission is attributable to the information furnished by the Stockholders to the Parent in writing expressly for use in such registration statement or prospectus or supplement thereto.

       (c)  Any Person entitled to indemnification hereunder will
(i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. Subject to the foregoing terms and provisions of this Section 11.5(c), each indemnifying party hereunder will reimburse the person entitled to indemnification hereunder for all legal and other expenses reasonably incurred in connection with investigating and defending the action or claim for which such indemnified party seeks indemnification, as such expenses are incurred.

             (d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.

             11.6 Assignment. In the event of any assignment by a Stockholder of its rights under this Section 11 not consented to by the Parent, the assignee will not be considered a holder of Registrable Securities for purposes of this Agreement.

             12. TERMINATION. This Agreement may be terminated by either Parent and Acquirer or Target and the Stockholders in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before June 30, 1996, other than as a consequence of the intentional breach or the intentional default by the terminating party.

     13.  GENERAL.

        13.1 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any investigation by Parent or Acquirer, shall be deemed to have been relied on by Parent and Acquirer and shall survive the Closing, and the consummation of the transactions contemplated hereby. Each representation and warranty made by any of Target, the Stockholders, Acquirer or Parent in this Agreement shall expire on the last day, if any, that Claims for breaches of such representation or warranty may be made pursuant to Section 10.5 hereof, except that any such representation or warranty that has been made the subject of a Claim prior to such expiration date shall survive with respect to such Claim until the final resolution of such Claim pursuant to Section 10.

             13.2 Consent to Jurisdiction. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York over any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined in such state or federal court. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby waives any objection that it may now or hereafter have to the venue of any such action or proceeding or any such court or that such action or proceeding is brought in an inconvenient court.

             13.3 Expenses. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including without limitation attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses. None of the expenses of the Stockholders shall be borne by the Target.

             13.4 Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

             If to Target or the Stockholders, to:

                  c/o Timothy P. White
                  Northeast Robotics, Inc.
                  3 River Road
                  New Boston, New Hampshire  03070
             with a copy sent contemporaneously to:

                  Foley, Hoag & Eliot
                  One Post Office Square
                  Boston, Massachusetts  02109
                  Attention:  David W. Walker, Esq.


             If to Parent or Acquirer, to:

                  Robotic Vision Systems, Inc.
                  425 Rabro Drive East
                  Hauppauge, New York  11788
                  Attention:  Pat V. Costa

             with a copy sent contemporaneously to:

                  David L. Engel, Esq.
                  Bingham, Dana & Gould
                  150 Federal Street
                  Boston, Massachusetts 02110

             Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, three (3) days after being mailed as described above, and (d) if sent by written telecommunication, when dispatched.

             13.5 Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

             13.6 Governing Law. The validity and construction of this Agreement shall be governed and construed and enforced in accordance with the internal laws (and not the choice-of-law rules) of the State of Delaware.

             13.7 Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

             13.8 Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 13.8 shall prevent Parent or Acquirer, without the consent of the Stockholders, (a) from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with Parent or Acquirer or (b) from assigning all or part of its rights or obligations hereunder to any Person which acquires (whether by stock sale, asset sale, merger or otherwise) the Parent or the Acquirer.

             13.9 Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

             13.10 Further Assurances. The parties agree to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

             13.11 No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than Target and the Stockholders and Parent and Acquirer and their respective shareholders, if any, any rights or remedies under or by reason of this Agreement.

             13.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             13.13 Satisfaction of Conditions Precedent. Each of Target and the Stockholders and Parent and Acquirer will use its best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 13.13 shall obligate either party hereto to waive any right or condition under this Agreement.

             13.14 Public Statements or Releases. Each of the parties hereto agrees that prior to the consummation of the Closing no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other party hereto. Nothing contained in this Section 13.14 shall prevent either party from making such disclosures as such party may consider necessary to satisfy such party's legal or contractual obligations.

             IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

                                      PARENT:

                                      ROBOTIC VISION SYSTEMS, INC.

                                      By:/s/Pat V. Costa
                                      Title:  President


                                      ACQUIRER:

                                      NER ACQUISITION CORP.

                                      By:/s/John J. Merva
                                      Title:  Treasurer


                                      TARGET:

                                      NORTHEAST ROBOTICS, INC.

                                      By:/s/Timothy P. White
                                      Title:  President


                                      STOCKHOLDERS:

                                      /s/Timothy P. White
                                      Timothy P. White

                                      /s/Marcel LaFlamme
                                      Marcel LaFlamme

                                      /s/Peter White, Jr.
                                      Peter White, Jr.